                                                                     EXHIBIT 5.1





                                December 2, 1998



                                                           FILE NO. 021336-0007


Media Arts Group, Inc.
521 Charcot Avenue
San Jose, California 95131

         Re:  Media Arts Group, Inc. Common Stock $0.01 Par Value
              ---------------------------------------------------

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") which Media Arts Group, Inc. (the "Company") intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,474,781 shares of Common Stock, par value of $0.01 per share (the "Shares") to be sold by the Company under the Media Arts Group, Inc. Employee Qualified Stock Purchase Plan, the Media Arts Group, Inc. 1998 Stock Incentive Plan and the Nonqualified Stock Option Agreement between Thomas Kinkade and Media Arts Group, Inc., dated as of December 3, 1997 (collectively, the "Plans").

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings undertaken and to be taken in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     Subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plans and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

     This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We consent to your filing this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Latham & Watkins

                                          LATHAM & WATKINS